Addendum to Firstar Servicing Agreement

This Addendum to the Fund Administration, Fund
Accounting, Transfer Agent and Fulfillment Servicing
Agreements dated October 1, 1997, is entered into by and between Firstar Mutual Fund Services, LLC and Kopp
Funds, Inc. as of the 30th day of September, 1998.

WHEREAS, the mutual funds servicing division of Firstar
Trust Company became a limited liability company and separate subsidiary of Firstar Bank, Milwaukee, on September 30, 1998; and

WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998; NOW,

THEREFORE, Firstar Mutual Fund Services, LLC will be the successor responsible party to each of the Agreements referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under these same Agreements.

Firstar Mutual Fund Services, LLC   Kopp Funds, Inc.

BY:  /s/ Joe Neuberger              BY:  /s/ Kathleen Tillotson
     --------------------                -----------------------


ATTEST:  /s/ Victoria Kampa         ATTEST:  /s/ Greg Kulka